Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
MGI PHARMA, INC. Retirement Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-103970) on Form S-8 of MGI PHARMA, INC., of our report dated June 29, 2007, with respect to the statements of net assets available for benefits of MGI PHARMA, INC. Retirement Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule as of and for the year ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the MGI PHARMA, INC. Retirement Plan.
/s/ KPMG LLP
Minneapolis, Minnesota
June 29, 2007